Exhibit 7

AUTOMATIC REINSURANCE AGREEMENT

between

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY;

(a corporation organized under the laws of the state of Utah,

having its principal place of business in Boston, Massachusetts;

hereinafter referred to as the CEDING COMPANY)

and

hereinafter referred to as the REINSURER)

Effective Date of this Agreement: April 12, 2007

(hereinafter referred to as the EFFECTIVE DATE)

Schedules and Exhibits

Schedule A	GMWB Accepted Coverages
Schedule B	Pricing Schedule
Schedule C	Summary Statement Data Feed Requirements
Schedule D	Trust Agreement

PREAMBLE

This Agreement is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and the annuitant, owner, beneficiary or any other party under any contracts of the CEDING COMPANY which may be reinsured hereunder. The CEDING COMPANY shall be and remain solely liable to such parties under such contracts reinsured hereunder.

All provisions of this Agreement are subject to the laws of the State of New York.

ARTICLE I.

SCOPE OF AGREEMENT AND LIMITS OF LIABILITY

A. On and after the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically reinsure with the REINSURER and the REINSURER shall automatically accept, subject to the limits and conditions set forth in this Agreement and the Schedules attached hereto, liability for the Guaranteed Minimum Withdrawal Benefit (GMWB) feature of the GMWB product listed in Schedule A.

B. This Agreement covers only the CEDING COMPANY's contractual liability for claims paid on GMWB Products that were submitted to the REINSURER in accordance with the terms of this Agreement set forth in Article VI.

C. Defined Terms:

1. SALES IN A CALENDAR YEAR shall be defined as all purchase payments for contracts for which the applications are received by CEDING COMPANY in good order in a calendar year, excluding those from free looked contracts.

2. LIMIT OF LIABILITY shall be defined as the amount of SALES IN A CALENDAR YEAR the REINSURER agrees to assume in a calendar year.

D. The REINSURER's liability for all GMWB Products reinsured hereunder shall be limited to _____ SALES IN A CALENDAR YEAR; provided, however, that if CEDING COMPANY's sale of new GMWB Product business in a calendar year meets or exceeds ____, REINSURER agrees to consider whether it can assume any liability in addition to the ____ SALES IN A CALENDAR YEAR. If, in REINSURER's sole discretion and determination, it can assume liability for additional sales of the GMWB Product, and so desires to assume such additional liability, then REINSURER shall notify CEDING COMPANY within 20 days of the amount of additional sales, in REINSURER's sole discretion, for which REINSURER is willing to assume liability. The REINSURER will automatically reinsure contracts for which the applications are received in good order within 30 days from the date at which the SALES IN A CALENDAR YEAR equal the LIMIT OF LIABILITY less ___, or a mutually agreed upon amount; provided, however, that in no event shall the REINSURER assume liability in excess of ____% of the then-current LIMIT OF LIABILITY. Any additional amounts of sales liability agreed upon by the parties shall not be effective until evidenced in a written amendment to this Agreement that has been signed by both parties.

ARTICLE II.

COMMENCEMENT AND TERMINATION OF LIABILITY

A. On reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY.

B. The liability of the REINSURER for all reinsured contracts under this Agreement may terminate in accordance with:

1. the termination provisions set forth within Article V(F)(2); or

2. the recapture provisions set forth in Article X(C).

C. For an individual contract, the liability of the REINSURER and any associated Reinsurance premiums under this Agreement will terminate either in accordance with Paragraph B, above, or upon the earliest of the following occurrences defined in the contract(s) reinsured hereunder:

1. surrender or termination of the contract (including 1035 exchanges);

2. the death of the last surviving annuitant; or

3. the owner elects to annuitize the contract under Annuity Income option 2 of the applicable policy form listed in Schedule A and the resulting annuitization is not reinsured with the REINSURER.

D. The REINSURER shall be liable to reimburse claims in accordance with Article VI only on those GMWB Products sold on or after the EFFECTIVE DATE.

ARTICLE III.

OVERSIGHTS AND CLERICAL ERRORS

A. If any delay, omission, error or failure to pay amounts due or to perform any act required by this Agreement is unintentional and caused by misunderstanding or oversight, either the CEDING COMPANY and/or the REINSURER will adjust the situation to what it would have been had the misunderstanding or oversight not occurred. The party first discovering such misunderstanding or oversight, or an act resulting from such misunderstanding or oversight, will notify the other party in writing promptly upon discovery thereof and the parties shall act to correct such misunderstanding or oversight within thirty (30) business days of such other party's receipt of such notice. However, this provision shall not be construed as a waiver by either party of its right to enforce strictly the terms of this Agreement.

B. If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a contract it should have reinsured under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur. Then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had the CEDING COMPANY ceded such reinsurance at the original date. If the REINSURER receives no evidence that the CEDING COMPANY has taken action to remedy such a situation, the REINSURER reserves the right to limit its liability to reported contracts only. Negligent or deliberate acts or omissions by the CEDING COMPANY regarding the insurance or reinsurance provided are the responsibility of the CEDING COMPANY but not that of the REINSURER. The previous sentence does not negate the REINSURER's liability under Article VI, Settlement of Claims, of this Agreement.

ARTICLE IV.

REINSURANCE PREMIUMS

For sales of the GMWB Product that occur after the EFFECTIVE DATE through and including December 31, 2008, as consideration for the REINSURER's assumption of liability under this Agreement, the CEDING COMPANY agrees to pay the REINSURER a reinsurance premium which shall be determined by the application of the utilization risk sharing rates set forth in the Pricing Schedule attached hereto as Schedule B. Reinsurance premiums will be paid monthly in arrears.

Beginning in 2008, the REINSURER shall have the right to annually re-assess the new business premium charges and propose a new Pricing Schedule by September 30th to be utilized for the next calendar year, and thereafter, until a new Pricing Schedule is again agreed to by the parties in accordance with this Article IV. Any new Pricing Schedule shall not be effective until evidenced in a written amendment to this Agreement that has been signed by both parties.

ARTICLE V.

REINSURANCE ADMINISTRATION

A. The CEDING COMPANY shall provide policyholder and claims servicing with respect to the VA Contracts in good faith and with the care, skill, prudence and diligence of a person experienced in administering variable annuity business. The CEDING COMPANY shall provide policyholder and claims servicing with respect to the VA Contracts (including administration of the separate accounts thereunder) (i) in accordance with the terms of the VA Contracts, (ii) in accordance with the applicable terms of this Agreement, (iii) in compliance with applicable laws and regulations and, subject to the foregoing, (iv) in the same manner as it conducts its own business not subject to this Agreement, and (v) in accordance with the CEDING COMPANY's administrative performance standards in effect on the Effective Date hereof, with such revisions to such standards as are no less favorable to the REINSURER than such standards.

B. The CEDING COMPANY acknowledges the importance of supplying timely and accurate data, as defined herein, to enable the REINSURER to manage effectively the risk associated with the VA Contracts reinsured hereunder. Therefore, on a daily basis, the CEDING COMPANY will take all reasonable and necessary steps to furnish the REINSURER with a seriatim electronic report as detailed in Schedule C, valued as of the prior business day (the "Summary Statement").

C. Additionally, within thirty-one (31) days of the end of each calendar month, the CEDING COMPANY will furnish the REINSURER with a separate Summary Statement containing the following:

1. reinsurance premiums due to the REINSURER;

2. benefit claim reimbursements due to the CEDING COMPANY; and

3. month-end date for the period covered by the Summary Statement.

D. If the net balance is due to the REINSURER, the amount due shall be remitted with the Summary Statement, but no later than thirty-one (31) days from the month end date for the period covered by the Summary Statement. If the net balance is due to the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within thirty-one (31) days of receipt of the Summary Statement.

E. The REINSURER will use the Summary Statement to calculate and monitor its maximum LIMIT OF LIABILITY for the calendar year.

F. The payment of reinsurance premiums is a condition precedent to the liability of the REINSURER under this Agreement. In the event the CEDING COMPANY does not pay reinsurance premiums in a timely manner as defined below, the REINSURER may exercise the following rights:

1. The REINSURER reserves the right to charge interest if premiums are not paid within thirty-one (31) days of the due date, as defined in Paragraph C of this Article. The interest rate charged shall be based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the due date of the reinsurance premiums plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year).

2. The REINSURER will have the right to terminate this Agreement when premium payments are more than sixty (60) days past due the due date described in Paragraph C of this Article, by giving sixty (60) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this sixty (60) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. If all premiums in default are received within the sixty (60) day time period, the Agreement will remain in effect.

G. Payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.

ARTICLE VI.

SETTLEMENT OF CLAIMS

A. The claims that are eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay on GMWB Products sold on or after the EFFECTIVE DATE, subject to the liability limitations described in Article I.

B. In the event the CEDING COMPANY provides satisfactory proof of claim liability to the REINSURER, claim settlements made by the CEDING COMPANY shall be unconditionally binding on the REINSURER.

C. Within thirty-one (31) days of the end of each calendar month, the CEDING COMPANY shall notify the REINSURER of the reinsured GMWB Product benefits paid in that month, and the REINSURER shall reimburse the CEDING COMPANY, as provided in Article V, for the reinsured benefits. The CEDING COMPANY reserves the right to charge interest if reimbursable claims are not paid within thirty-one (31) days of the Reinsurer's receipt of CEDING COMPANY's report. The interest rate charged shall be based on the ninety (90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the due date of the reinsurance premiums plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year).

D. With respect to Extra-Contractual Damages, in no event will the REINSURER participate in punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed in equitable proportions.

If the REINSURER declines to be party to the contest, compromise or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise or litigation. In addition, the REINSURER will pay its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY that it declines to be a party to the contest, compromise or litigation of a claim.

E. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

ARTICLE VII.

REINSURANCE SECURITY

A. On or after the EFFECTIVE DATE of this Agreement and before the first sale of CEDING COMPANY's GMWB product, the REINSURER shall enter into a trust agreement in the form attached as Schedule D (the "Trust Agreement") and establish a trust account (the "Trust Account") for the benefit of the CEDING COMPANY with respect to the liability for the GMWB feature of the GMWB product reinsured hereunder with a bank (the "Trustee") designated as a Qualified United States Financial Institution by the Securities Valuation Office of the National Association of Insurance Commissioners or any successor organization or regulatory agency having similar duties.

B. The REINSURER agrees to deposit and maintain in the Trust Account with respect to this Agreement, assets to be held in trust by the Trustee for the benefit of the CEDING COMPANY as security for the payment of the REINSURER's obligations to the CEDING COMPANY under this Agreement.

C. The parties agree that the assets so deposited with respect to this Agreement shall be valued according to their current market value and shall be equal to the GAAP Reserve, but not less than zero, as calculated on a quarterly basis within thirty (30) days after the end of each calendar quarter.

D. The REINSURER, prior to depositing assets with the Trustee, shall execute all assignments and endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that, to the extent practicable, the CEDING COMPANY, or the Trustee upon direction of the CEDING COMPANY, may negotiate and liquidate any such assets without consent or signature from the REINSURER or any other entity, but only in the event of the following: (1) to pay or reimburse the CEDING COMPANY for amounts due the CEDING COMPANY pursuant to this Agreement to the extent not so paid or reimbursed by the REINSURER within sixty (60) days following delivery of written notice by CEDING COMPANY that the REINSURER has breached its obligations to make payments due the CEDING COMPANY pursuant to Article V(D) of this Agreement; provided, however, that CEDING COMPANY shall draw first on non-derivative instruments for such payment or reimbursement; and (2) the insolvency of the REINSURER has occurred in accordance with paragraph C of Article X.

ARTICLE VIII.

INSPECTION OF RECORDS

A. The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY all records referring to reinsurance ceded to the REINSURER.

B. Relating to the business reinsured hereunder, the CEDING COMPANY or its duly appointed representatives shall have the right at all reasonable times and for any reasonable purpose, to inspect at the office of the REINSURER all records referring to reinsurance ceded from the CEDING COMPANY.

ARTICLE IX.

INSOLVENCY OF CEDING COMPANY

A. The CEDING COMPANY shall be deemed insolvent if it:

a. Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor ("Authorized Representative") of its properties or assets; or

b. Is adjudicated as bankrupt or insolvent; or

c. Files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, or similar law or statute; or

d. Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

B. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable, on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its Authorized Representative without diminution because of the insolvency of the CEDING COMPANY.

C. In the event of insolvency of the CEDING COMPANY, the Authorized Representative will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate such claim and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its Authorized Representative. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

D. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. However, in the event of liquidation, the REINSURER may offset against undisputed amounts which are due and payable to the CEDING COMPANY, only those undisputed amounts due the REINSURER which are not more than one hundred and eighty (180) days past due at the date of the court order of liquidation.

ARTICLE X.

INSOLVENCY OR CHANGE OF RATING OF REINSURER

A. In the event the REINSURER is rated below the minimum acceptable rating by two or more of the following agencies, all new reinsurance under this Agreement may be terminated by the CEDING COMPANY or transferred by the REINSURER to another reinsurer as directed by the CEDING COMPANY. If a rating agency materially changes its method of calculating its rating, the minimum acceptable rating as set forth below shall be revised to the nearest new method equivalent rating. The CEDING COMPANY shall provide forty-five (45) days' written notice to the REINSURER of the CEDING COMPANY's election to terminate this Agreement for new reinsurance business.

B.	Rating Agency	Minimum Acceptable Rating
	A M Best	B-(general corporate rating)
	Standard & Poors	BBB-(claims paying ability)
	Fitch	BBB-(claims paying ability)
	Moodys	Baa3(claims paying ability)

C. In the event of insolvency, rehabilitation or liquidation of the REINSURER as determined by the insurance commissioner of its state of domicile, all existing reinsurance ceded under this Agreement may be recaptured by the CEDING COMPANY or transferred by the REINSURER to another reinsurer as directed by the CEDING COMPANY. The CEDING COMPANY shall provide forty-five (45) days written notice to the REINSURER of the CEDING COMPANY's election to recapture the existing business.

D. In the event of any recapture under this agreement, the REINSURER will, pursuant to the terms of the Trust Agreement, liquidate the assets of the trust and pay to the CEDING COMPANY, within 45 days of the end of the subsequent calendar quarter, the GAAP reserve including the proceeds realized from such liquidation, and this Agreement shall be terminated with respect to the policies concerned. If the CEDING COMPANY believes that the proceeds realized from the liquidation of the Trust are materially different from the market value of the Trust Account, then the matter shall be resolved as spelled out in the Dispute Resolution article of this Agreement.

ARTICLE XI.

NEGOTIATION

A. Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration, as set forth in Article XII. However, the parties may agree in writing to extend the negotiation period for an additional thirty (30) days.

ARTICLE XII.

ARBITRATION

A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If after the negotiation required by Article XI, the REINSURER or the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement and, as necessary, on the customs and practices of the insurance and reinsurance industry and on applicable law. There will be no appeal of their written decision, and any court having jurisdiction of the subject matter and the parties, may reduce that decision to judgment.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance or reinsurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators within thirty (30) days from the date notification is received and these two arbitrators will select the third arbitrator within thirty (30) days from the date of appointment of the last arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the date notification is received, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the last arbitrator, then the appointment of said arbitrator shall be left to the President of the American Arbitration Association. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in paragraph A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City or such other city as agreed upon by the parties. In no event will this date be later than three (3) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments they will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided between the parties, unless the arbitrators decide otherwise.

ARTICLE XIII.

RIGHT TO OFFSET BALANCES DUE

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between the CEDING COMPANY and the REINSURER. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

ARTICLE XIV.

CONTRACT AND PROGRAM CHANGES

A. The CEDING COMPANY may not amend, substitute, add or delete variable investment funds to the investment options supporting the variable annuity contracts identified in Schedule A without ninety (90) days advance written notice to the REINSURER and without the prior approval of the Securities and Exchange Commission (SEC), if necessary and the REINSURER. REINSURER's approval shall not be unreasonably withheld. The CEDING COMPANY agrees to maintain at all times a satisfactory selection of core investment options with characteristics similar to those listed in Schedule B. REINSURER shall have no liability under this Agreement for a variable investment fund until REINSURER's assent is evidenced in a written amendment to this Agreement that has been signed by both parties.

B. The CEDING COMPANY shall give the REINSURER ninety (90) days advance written notice of any changes to the GMWB Product, its fees and charges, its distribution systems, the addition of any riders, or additions or changes to asset allocation options reinsured hereunder. No such changes or additions shall be effective until evidenced in a written amendment to this Agreement that has been signed by both parties.

C. Should any such change as stated above result in a material change in the risks reinsured, the REINSURER shall have the right to modify any of the terms of this Agreement in order to restore the REINSURER to its original position and these modifications will be included in the written amendment referenced in paragraph B above.

D. The CEDING COMPANY agrees to provide the REINSURER with all contractholder communications as though the REINSURER were a contractholder in the CEDING COMPANY's state of domicile.

ARTICLE XV.

CONFIDENTIALITY

A. The Parties shall maintain as confidential and shall not disclose (except to those personnel, attorneys, accountants, authorized subcontractors and other advisors who need to know such information in connection with a party's performance of its obligations or exercise of its rights under this Agreement, and who are bound by confidentiality and limited use obligations at least as stringent as those contained herein), copy, or use for purposes other than the performance of this Agreement, any Proprietary Information. For purposes of this Agreement, Proprietary Information includes underwriting manuals and guidelines, applications and contract forms, and premium rates and allowances of the REINSURER and the CEDING COMPANY, as well as the terms of this Agreement. The parties agree to protect the Proprietary Information with the same degree of care a prudent person would exercise to protect its own confidential information and to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof. As between the parties, the Proprietary Information of each shall remain at all times the sole and exclusive property of that party, and the other party shall not acquire any rights therein. Each party shall notify the other in writing of any unauthorized, negligent or inadvertent use or disclosure of or access to the Proprietary Information promptly following the party's discovery of such use, disclosure or access, and such party shall promptly take measures to minimize the effect of such inadvertent use, disclosure or access and prevent its recurrence.

B. Subject to applicable consumer privacy laws and regulations, no party shall have an obligation under this Agreement with respect to any information that is or was:

1. publicly known at the time of the disclosure or becomes publicly known through no wrongful act of the Recipient;

2. subsequently disclosed on a non-confidential basis by a third party not having a confidential relationship with the Discloser and which third party rightfully acquired such information;

3. independently developed by the Recipient without the use of any of Discloser's Confidential Information; or

4. released for non-confidential disclosure by Recipient with the express written consent of the Discloser.

C. Nothing herein shall prevent a party from disclosing any of the Proprietary Information as necessary pursuant to the lawful requirement of any governmental agency or by any subpoena, summons, order or other judicial process, provided that immediately on receipt of any order compelling such disclosure, such party notifies the other in writing of such requirement to disclose and has cooperated with the other party's reasonable, lawful efforts to resist, limit or delay disclosure. Disclosure of any Proprietary Information pursuant to any such order or requirement shall not be deemed to render it non-confidential or non-proprietary, and the party's obligations with respect to such Proprietary Information shall not be changed or lessened by virtue of any such disclosure.

D. REINSURER acknowledges that CEDING COMPANY may be subject to certain laws and regulations regarding the privacy and protection of its customers' personal information, including, but not limited to, medical, financial and other personal information about proposed, current and former policy or contract owners, insureds, applicants and beneficiaries of policies issued by the CEDING COMPANY by which an individual policyholder can be identified (the "Confidential Consumer Information"). While it is not the intention of the parties that CEDING COMPANY will transmit or otherwise provide the REINSURER with any Confidential Consumer Information during the term of this Agreement, in the event REINSURER does receive any Confidential Consumer Information, it will treat such Confidential Consumer Information as Proprietary Information hereunder. At such time that REINSURER no longer needs such Confidential Consumer Information for the purpose of performing the Services, it will, at, at CEDING COMPANY's option, return or destroy the Confidential Consumer Information; provided, however, if the permanent destruction of the Confidential Consumer Information cannot be assured, then the REINSURER acknowledges that its Personnel may also be subject to compliance with such laws and regulations. In this latter case, REINSURER agrees, and will cause its Personnel to agree, that any Confidential Consumer Information shall be treated as Proprietary Information hereunder. REINSURER shall comply with its own policies, standards, procedures, and guidelines for privacy, information protection, and data and systems security, and with all applicable local, state, federal, and foreign privacy laws, treaties rules, regulations and conventions and agrees to indemnify Ceding Company for any actual costs and damages incurred by Reinsurer's disclosure of Confidential Consumer Information in violation of this Article XIV.

E. In no event shall any Proprietary Information be used by REINSURER or its affiliates, for any purpose whatsoever (including, without limitation, the marketing of REINSURER's other products or services) other than for the purpose of performing the services in accordance with this Agreement. REINSURER and its affiliates are expressly prohibited from using any Proprietary Information to contact or market to employees, customers or prospects of CEDING COMPANY, including without limitation, CEDING COMPANY's subsidiaries or affiliates, through any means or for any other purpose. REINSURER agrees that such Proprietary Information shall not be given, bartered, sold, traded, transferred, transmitted or exchanged in any way to any third party for any uses. Should REINSURER wish to share any such Personal Information with an unaffiliated third party for the purpose of performing the Services, REINSURER shall obtain the prior written approval of CEDING COMPANY, and obtain and provide to CEDING COMPANY the written agreement of any such third party to comply with the obligations set forth in this Section.

F. REINSURER shall not at any time: (i) re-transmit, store, sell, deal, or transfer, or otherwise make CEDING COMPANY Proprietary Information available to any unaffiliated third party without the written approval of Ceding Company (ii) create a database (electronic or otherwise) that includes CEDING COMPANY Proprietary Information; provided however, that REINSURER may create such a database strictly to the extent required and for no longer than is required to fulfill its obligations under this Agreement; (iii) modify, print, distribute, publish or otherwise circulate CEDING COMPANY Proprietary Information; or (iv) use CEDING COMPANY Proprietary Information for any purpose (including, without limitation, the marketing of REINSURER's or its affiliates' other products or services) nor make any attempt to contact any identifiable individual to whom the Proprietary Information relates for any purposes, other than as necessary performance of Services in accordance with this Agreement.

G. REINSURER shall, upon termination or expiration of this Agreement, or at any time upon demand by CEDING COMPANY, promptly return to CEDING COMPANY any and all CEDING COMPANY Proprietary Information (including Confidential Consumer Information) together with any copies or reproductions thereof and destroy all related data in its computer and other electronic files. REINSURER shall at such time provide CEDING COMPANY with a certificate signed by an officer of REINSURER certifying that all CEDING COMPANY Proprietary Information has been returned to CEDING COMPANY or destroyed. REINSURER will take reasonable steps to erase all CEDING COMPANY Confidential Information from all forms of magnetic and electronic media using a method that ensures that it cannot be recovered.

H. The parties agree that the unauthorized use or disclosure of the other party's Proprietary Information by the other Recipient may cause irreparable damage to that party, and therefore, in addition to all other remedies available at law or in equity, the other party shall have the right to seek equitable and injunctive relief, and to recover the amount of damages (including reasonable attorneys' fees and expenses) incurred in connection with such unauthorized use or disclosure. A party shall be liable under this Agreement to the other for any use or disclosure in violation of this Section by such party or its affiliates' or their respective personnel, agents, subcontractors, attorneys, accountants, or other advisors.

I. This Article will survive the expiration or termination of this Agreement.

ARTICLE XV.

OTHER PROVISIONS

A. Notifications. Any notice or communication given pursuant to this Agreement must be in writing and either: 1) delivered personally; 2) delivered by overnight express; or 3) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

If to CEDING COMPANY:	Fidelity Investments Life Insurance Company
82 Devonshire Street, V5A
Boston, Massachusetts 02109

If to REINSURER:

All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will 1) if delivered personally or by overnight express, be deemed given upon delivery; and 2) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B. Assignment. This Agreement shall be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other. Such consent shall not be unreasonably withheld.

C. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not affect or impair the validity or the enforceability of the remaining provisions of this Agreement.

D. Currency. All financial transactions under this Agreement shall be made in U. S. dollars.

ARTICLE XVI.

ENTIRE AGREEMENT

This Agreement shall constitute the entire Agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both parties.

ARTICLE XVII.

DAC TAX

Treasury Regulation Section 1.848-2(g)(8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for the year this Agreement becomes effective and all subsequent taxable years for which this Agreement remains in effect.

A. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency within a reasonable time following the end of the tax year. The parties also agree to exchange information, which may be otherwise required by the IRS.

ARTICLE XVIII.

DURATION OF AGREEMENT

A. This Agreement shall remain open for new business on a continuous basis from the EFFECTIVE DATE, subject to REINSURER's calendar year maximum LIMIT OF LIABILITY set forth in Article I; provided, however, that either party shall have the right to cancel this Agreement for new business by providing ninety (90) days advance written notice to the other party after total sales by the CEDING COMPANY for the GMWB Product have reached ____, or, in the alternative, if total sales by the CEDING COMPANY for the GMWB Product are ____ or less for the first six months after the date of the first issued GMWB policy covered under this agreement. Similarly, the CEDING COMPANY and the REINSURER may mutually agree at any time to cancel this Agreement for new business or amend the terms of reinsurance for new business.

ARTICLE XIX.

EXECUTION OF AGREEMENT

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the EFFECTIVE DATE.

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY

By: ___________________________________

Name:

Title:

Date: __________________________________

_______________________________________

By: ___________________________________

Date: __________________________________

Schedule A

Accepted Coverages

The following GMWB products are included in this Agreement:

FILI:	Policy Form #: GWB-2007

And such other state specific versions as may be required by the states in which the CEDING COMPANY conducts business.

Schedule B

Pricing Schedule

Utilization Risk Sharing

_____ will assess a charge for the lifetime withdrawal benefit that varies depending on utilization, as defined below.

Definition of utilization

For any policy where the youngest annuitant is __ or older, the policy is classified as taking withdrawals if __ or more withdrawals were made in the prior ___, as measured at calendar month end. During the __ policy year, utilization will be calculated as the total assets withdrawn that fall within the guarantee divided by the maximum guaranteed assets that could have been withdrawn in the first year. Policies where the youngest annuitant is less than ___ will be excluded from the policies used to calculate utilization.

The reinsurance calculation will be performed monthly.

Reinsurance premiums will be paid in arrears based on calendar month end account values at the monthly rate (annual bps in final schedule/12).

The percent utilization calculation will be performed separately for each cohort. The cohorts are as follows: policies in durations _____________. The percent utilization factor will be the sum of the account values for policies taking withdrawals/sum of all the account values, by cohort except for duration __. For each cohort, the reinsurance premium will be calculated by multiplying the charge derived from the percent utilization factor table by the sum of the corresponding account values. For purposes of these calculations, the account values will be as of calendar month end. A policy will be included in the calculation if it is in force at month end.

Examples:

Assume there are __ policies currently in durations _____ with total account value of ___ at calendar month end. If one of the ___ policies is "taking withdrawals" and has an account value of ___, then the percent utilization factor for that cohort will be ___%. The resulting basis point charge will be ___. The monthly reinsurance premium for that cohort will be ______.

In year ___ if there are __ policies with total assets of ___ and all policies have a _% withdrawal guarantee and total cumulative withdrawals at the end of month _ are ___, the utilization would be ___%. If any one contract had withdrawn more than their guaranteed withdrawal amount only their guaranteed withdrawal amount would be included in the ___ for purposes of this calculation in this example.

Maximum Purchase Payment Amount

No policy subject to this Agreement may make total purchase payments in excess of $3,000,000 without REINSURER's prior approval.

Experience Charge

The percent utilizing is defined as the percent of policies that are taking withdrawals, as defined above.

The Experience Charge for policies where the youngest annuitant is younger than __ is __ bps.

The Experience Charge for policies where the youngest annuitant is __ or older will vary depending on utilization. Charges are as follows:

Single Life**
Policy Durations ____:
% Utilization Factor	Charge
____%	__ bps *

Policy Durations ___:
% Utilization Factor	Charge
____%	__ bps *

Policy Duration __+:
% Utilization Factor	Charge
____%	__ bps

* Cost of these cells will increase by __ bps when the average daily closing value of the CBOE Volatility Index (VIX) is greater than __% during the month for which the charge is applied.

** The GMWB Product charge for joint life is the single life charge plus 15 bps.

The assumed total GMWB Product charge is __ bps for a single life. The Experience Charges will be __ bp higher across all durations and utilization factors if the annuity charge is __ bps rather than __ bps. Total GMWB Product charges higher than __ bps constitute a change to the GMWB Product subject to Article XIV of the Agreement.

SCHEDULE C

SUMMARY STATEMENT DATA FEED REQUIREMENTS

Contract Level Data	Field Title	Field Definition
	Company Indicator	Company ID
	Unique Product Identifier	Identifier for specific product chassis
- Allows for potential future product
expansion
	Original Policy Number	Original Policy ID
	Policy Number	Policy ID
Annuity Charge
	Gender Code	M or F
	Annuitant Issue DOB	Date
	Joint Annuitant Issue DOB	Date
	Joint Annuitant Gender	M or F
	Contract Date	Initial Contract Date
	Tax Qual Type	Qualified/Non Qualified
	Total Account Value	Current Account Value
Total Premium Amount
	Value Effective Date	Effective Date of the Total Account Value
	GWB Value	Current Benefit Base Amount
	GWB Amount	Current Benefit Amount
Withdrawal %
	Date of Last Ratchet	Last Benefit Base Ratchet Date

Fund Data
(i) for each fund	Fund Number
Fund Value
(i) Value in the subaccount
Value Effective Date
(i)	Effective date of the subaccount value
Withdrawal Information
Withdrawal Type	Systematic, Non-Systematic <we need to determine
what we'll be able to report>
Frequency	Systematic Mode: Monthly, Quarterly, and Annually.
Otherwise Non-Sytematic
Amount	Systematic Withdrawal amount
Last withdrawal	$Withdrawal
Last withdrawal date	Date of last withdrawal
Withdrawal Policy Year-to-date	Gross Withdrawal Policy Year to Date

SCHEDULE D

TRUST AGREEMENT

(TO BE ATTACHED)